Document is copied.
                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-47984

                           PROSPECTUS SUPPLEMENT NO. 25
                     (TO PROSPECTUS DATED NOVEMBER 1, 2000)

                                CORECOMM LIMITED
                            -------------------------
                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2006,
            SERIES B SENIOR CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                           AND SHARES OF COMMON STOCK
                            -------------------------


     This Prospectus Supplement No. 25 supplements and amends the Prospectus dated November 1, 2000, and amended on November 14, 2000, December 7, 2000,
December 21,  2000,  December  28,  2000,  January 25,  2001,  January 26, 2001,
February 1, 2001, March 2, 2001, March 13, 2001, March 19, 2001, March 21, 2001,
March 28, 2001,  May 16, 2001,  June 4, 2001,  August 2, 2001,  August 28, 2001,
September 7, 2001; October 5, 2001; November 14, 2001 and December 18, 2001:

o        The 6% convertible subordinated notes due 2006 of CoreComm Limited;

o        CoreComm's Series B senior convertible exchangeable preferred stock;

o Shares of common stock issuable as dividends on the Series B preferred stock, upon conversion of the convertible notes and the Series B preferred stock and as interest on CoreComm's senior unsecured notes due 2003; and

o The right, attached to each share of common stock, to purchase CoreComm's Series C junior participating preferred stock.

     The purpose of this Prospectus Supplement is to provide supplemental information that was contained in a current report on Form 8-K dated
December 28, 2001.

     The Prospectus, together with all of the supplements filed to date (including this supplement), constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, with respect to offers and sales of the securities described above.

         WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11 OF THE ACCOMPANYING PROSPECTUS, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                            -------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        The date of this Prospectus Supplement No. 25 is December 28, 2001.

                                                                EXHIBIT 99.1

Attached is Section 11.02 Notice Sent to 6% Noteholders who did not participate in the exchange offer.



                                IMPORTANT NOTICE
                 TO HOLDERS OF CORECOMM LIMITED (the "Company")
            6% CONVERTIBLE SUBORDINATED NOTES DUE 2006 (the "Notes")
              (CUSIP NUMBERS: 21869 AA3; 21869 NAC9; and 21869 AB1)

                                               December  26, 2001

     Having received the necessary consents from the Holders of more than a majority in principal amount of the then outstanding Notes to effect certain amendments to the Indenture (as supplemented, the "Indenture"), dated as of October 6, 1999, between the Company (a Delaware corporation; and successor to CoreComm Limited, a Bermuda corporation), and HSBC Bank USA, as successor Trustee (the "Trustee"), the Company and the Trustee entered into a Third Supplemental Indenture, dated as of December 18, 2001 (the "Third Supplemental Indenture"). Capitalized terms used but not defined in this Notice shall have the meanings assigned to them in the Indenture.

     The principal purpose of the amendments to the Indenture, among other things, is to:

|X| terminate the requirement of the Company to make a repurchase offer for the Notes in the event of a Change of Control;

|X| permit the Company to sell all or substantially all of its properties or assets without requiring the Company to comply with the provisions of
     Section 7.01 of the Indenture; and

|X|  other clarifying and conforming changes related to the above amendments.

     The  amendments  are  expected  to  provide  the  Company   flexibility  in
structuring and implementing the proposed recapitalization of the Company that was first announced on October 31, 2001, by the Company in a press release.

     Under the terms of the Indenture, the amendments bind each Holder whether or not such Holder consented to the amendments. This Notice is being given to the Holders pursuant to Section 11.02 of the Indenture. The Company will provide a copy of the Third Supplemental Indenture to each Holder who so requests in writing. Written requests for a copy of the Third Supplemental Indenture should be directed to the Company at the address listed below.

                                               Sincerely,

                                               CORECOMM LIMITED

FOR FURTHER INFORMATION CONTACT:

CoreComm Limited
Richard J. Lubasch, Senior Vice President
110 East 59th Street, 26th Floor
New York, New York 10022
Telephone: 212-906-8470
Fax: 212-906-8497